Exhibit  99.1

Contact:
Name:  John Gavin or Phil Lembo
Phone:  (781) 441-8338

For Immediate Release                                                                                             October 27, 2005

NSTAR Reports Year-To-Date Earnings Up 4.3%

Boston, MA -- NSTAR (NYSE: NST) today reported net income for the nine-month period ended September 30, 2005 of $157.4 million, or $1.46 per diluted share compared to $150.5 million, or $1.40 per diluted share for the same period in 2004.  Earnings per diluted share for the nine-month period increased by 4.3% compared to the same period last year.

Net income for the three-month period ended September 30, 2005 amounted of $78.0 million, or $0.72 per diluted common share for the third quarter of 2005, compared to $63.3 million, or $0.59 per diluted share for the same period in 2004.

Chairman, President and Chief Executive Tom May said, “Sales of electricity increased nearly 9% for the quarter as a result of record summer temperatures.  NSTAR’s electric system hit new all-time peaks on two occasions in July, 2005, exceeding the previous peak that occurred back in 2002 by almost 6%.  Clearly the investments of more than $1 billion we have made in recent years to maintain reliability and upgrade our distribution infrastructure are crucial to the successful operation of our system.”

May added, “We continue to advocate on behalf of our customers, especially when it comes to mitigating high energy prices.  On a national level, NSTAR has opposed a proposal that would provide unfair subsidies to power plant operators.  We have tightly controlled our costs and have worked closely with state officials to stabilize our delivery prices for over a decade.  We continue to aggressively implement energy efficiency programs that help our customers manage their energy costs.  These initiatives are even more critical today as customers across the nation are faced with a significant increase in energy prices as a result of Hurricanes Katrina and Rita.”

The earnings growth for the quarter was primarily driven by an 8.7% increase in electric sales which reflects hotter than normal summer temperatures this year compared to mild weather for the same period last year. Cooling degree days in the Boston area for the quarter were 39% greater when compared to the same period last year and 18% greater than normal.  An increase in transmission revenues as a result of construction of a new 345kV transmission line and completion of a tax audit, as expected, also contributed to the improved earnings for the quarter.

It is possible that the recent unprecedented rise in energy prices may have an impact on the Company’s electric and gas sales.  A significant reduction in electricity and natural gas revenues may present a challenge to the Company’s earnings outlook.  However, the Company is cautiously optimistic that it will be able to achieve its previously provided guidance of $1.80 - $1.88 per diluted share in 2005.

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Comparative unaudited results for the third quarter, nine-month periods and twelve-month periods were as follows (a):

Financial Data (in thousands, except per share data)

Three months ended September 30:	2005	2004	% Change
Operating revenues	$858,495	$781,510	9.9%
Net income	$78,010	$63,281	23.3%
Earnings per share (b):
Basic	$0.73	$0.60	21.7%
Diluted	$0.72	$0.59	18.6%
Weighted average number of shares (b):
Basic	106,808	106,336	0.4%
Diluted	107,726	107,396	0.3%
Dividends declared per common share (b)	$0.29	$0.278	4.3%

Nine months ended September 30:	2005	2004	% Change
Operating revenues	$2,430,545	$2,241,205	8.4%
Net income	$157,430	$150,522	4.6%
Earnings per share (b):
Basic	$1.47	$1.42	3.5%
Diluted	$1.46	$1.40	4.3%
Weighted average number of shares (b):
Basic	106,738	106,191	0.5%
Diluted	107,567	107,177	0.4%
Dividends declared per common share (b)	$0.87	$0.833	4.4%

Twelve months ended September 30:	2005	2004	% Change
Operating revenues	$3,143,672	$2,925,622	7.5%
Net income	$195,389	$186,942	4.5%
Earnings per share (b):
Basic	$1.83	$1.76	4.0%
Diluted	$1.82	$1.75	4.0%
Weighted average number of shares (b):
Basic	106,677	106,159	0.5%
Diluted	107,321	106,987	0.3%
Dividends declared per common share (b)	$1.16	$1.11	4.5%

(a) More detailed financial information is included in NSTAR’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 27, 2005.

(b) Basic and diluted earnings per share, basic and diluted weighted average number of shares and dividends declared per common share for prior periods have been restated to reflect NSTAR’s two-for-one split of its common shares that became effective June 6, 2005

Forward-Looking Statements

This earnings release contains management’s guidance, which constitutes forward-looking statements.  Such statements involve risk and uncertainties.  These statements are based on the current expectations, estimates, or projections of management.  Future performance is likely to vary.

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Actual results or outcomes could differ materially as a result of such important factors as further actions by state and federal regulatory bodies setting utility rates, adopting or modifying cost recovery, accounting or rate-setting mechanisms; new laws and regulations, or new interpretations of existing laws and regulations, relating to taxes and other matters; changes in prices of electricity and gas; weather conditions; the ability to expand new businesses; the impacts of various environmental and legal issues and other unforeseen events.  These statements are based on the current expectations, estimates, or projections of NSTAR’s management and should not be considered a continuing reaffirmation that our outlook has not changed.  We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.  You are advised, however, to consult any further disclosures we make on related subjects in our reports to the Securities and Exchange Commission.

Third Quarter Conference Call

NSTAR is holding a conference call to discuss its third quarter results on Friday, October 28, 2005 at 9:00 a.m. Eastern Time.  The call is being webcast and can be accessed on NSTAR’s corporate website—www.nstaronline.com—by clicking on “Investor Relations” and then selecting the webcast icon.  A replay of the call will be archived on NSTAR’s corporate website in the Investor Relations section under “Webcast Archives.”

Webcast

Please note that we are planning to webcast a presentation at Edison Electric Institute’s 40th Annual Financial Conference in Hollywood, Florida on Tuesday, November 8, 2005 at 11:15 AM (Eastern Standard Time).  To access this webcast go to www.nstaronline.com, select “Investor Relations” then “Calendar of Events” and follow the instructions.  Copies of the presentation will be distributed at the meeting.

Profile

NSTAR, headquartered in Boston, is an energy delivery company with revenues of approximately $3 billion and assets of $7 billion that serves 1.4 million customers in Massachusetts, including approximately 1.1 million electric distribution customers in 81 communities and 300,000 natural gas distribution customers in 51 communities.  NSTAR also conducts non-utility, unregulated operations.  For more information, go to www.nstaronline.com.

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